Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Eshallgo Inc on Form F-1 of our report dated December 22, 2022, with respect to our audit of the consolidated financial statements of Eshallgo Inc for the year ended March 31, 2022, which report appears in the annual report of the Amendment No.1 on the Form 20-F of Eshallgo Inc for the year ended March 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP

Friedman LLP

New York, New York

December 17, 2024